Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into this 6th day of August, 2009 (the “Effective Date”) by and between MEDOS Medizintechnik AG, a company organized under the laws of the Federal Republic of Germany (“MEDOS”), and AdvanSource Biomaterials Corporation, a Delaware corporation formerly known as Cardiotech International, Inc. (“ASB”).

WHEREAS, MEDOS, Gish Biomedical, Inc. and ASB are parties to that certain Stock Purchase Agreement dated as of June 30, 2007 (the “Purchase Agreement”) pursuant to which ASB sold to MEDOS 100% of the issued and outstanding capital stock of Gish; and

WHEREAS, section 2.5 of the Purchase Agreement provides for an adjustment to the purchase price (“Purchase Price Adjustment”) to be computed following the closing of the transactions contemplated in the Purchase Agreement which took place on July 6, 2007 (the “Closing”); and

WHEREAS, following the Closing, a dispute arose between ASB and MEDOS concerning the amount of the Purchase Price Adjustment and ASB filed a demand for arbitration with the American Arbitration Association (the “Arbitration”) to determine the amount of the Purchase Price Adjustment; and

WHEREAS, the Purchase Agreement contains certain obligations on the part of ASB to indemnify MEDOS for losses relating to breaches of the representations and warranties made by ASB in the Purchase Agreement (the “Indemnification Obligations”); and

WHEREAS, in connection with the Purchase Agreement, ASB, MEDOS and Citizens Bank of Massachusetts as escrow agent (the “Escrow Agent”) also entered into that certain Escrow Agreement dated as of June 30, 2007 (the “Escrow Agreement”) pursuant to which an escrow fund (the “Escrow Fund”) was established to fund the Indemnification Obligations of ASB set forth in the Purchase Agreement; and

WHEREAS, MEDOS asserted claims against ASB for various breaches of ASB’s Indemnification Obligations and secured the release of the Escrow Fund; and

WHEREAS, a dispute has arisen between ASB and MEDOS as to the Indemnification Obligations,  MEDOS’ entitlement to some or all of the Escrow Fund and the circumstances in which MEDOS secured the release of the Escrow Fund; and

WHEREAS, in connection with the Purchase Agreement, ASB and MEDOS entered into that certain Make-Well Agreement dated as of June 30, 2007 (the “Salyer Make-Well Agreement”) pursuant to which ASB agreed to reimburse MEDOS for certain losses in connection with a third-party distribution agreement; and

WHEREAS, MEDOS has asserted a claim against ASB pursuant to the Salyer Make-Well Agreement; and

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WHEREAS, parties have been engaged in discussions about settlement of, and ASB and MEDOS deem it to be in their respective best interests to fully and finally resolve and settle the aforementioned disputes and obligations concerning the Purchase Price Adjustment, the Indemnification Obligations, the Escrow Agreement and the Salyer Make-Well Agreement (collectively, the “Disputes”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Settlement Payments.  In full and final settlement of the Disputes MEDOS agrees to pay ASB the amount of $579,987 comprising $563,208 in principal and $16,779 in interest having accrued at an annual rate of 3.25% from August 1, 2008 until June 30, 2009.  Payment shall be made in eight successive monthly installments, the first of which shall amount to $87,180 (the “First Installment”) within three business days after the Effective Date.  Thereafter, MEDOS shall pay seven additional monthly installments of $70,401 in principal together with interest at an annual rate of 3.25% having accrued in such month on the remainder of the principal, as provided in the form of Promissory Note attached as Exhibit A to this Agreement. Each of the seven installments shall be paid on the first business day of the respective month, beginning on August 3, 2009.  All installment payments, including the First Installment, shall be made by wire transfer to an ASB account in accordance with the instructions set forth on Exhibit B to this Agreement.

2.           Dismissal of Arbitration.  Within three business days following the receipt of the First Installment, the parties will execute and ASB will cause to be filed a Stipulation of Dismissal With Prejudice of the Arbitration in the form attached hereto as Exhibit C.

3.           Releases by ASB Parties.  Subject to the reservations set forth in Section 6 below, ASB, its current and former subsidiaries, affiliates, predecessor or successor corporations, and each of its and their respective current and former officers, directors, employees, agents, representatives, auditors, consultants, attorneys and assigns (the “ASB Parties”) hereby completely release and forever discharge each of the MEDOS Parties (as such term is defined in Section 4 below) of and from any and all past, present or future claims, demands, obligations, actions, causes of action, orders, liens, judgments, executions, interest, damages, multiple damages, punitive damages, costs, legal or accounting fees, legal or accounting costs, expenses and compensation of any nature whatsoever, in law or in equity,  arising out of or in connection with the Purchase Agreement, the Escrow Agreement, the disbursement of the Escrow Fund or the Salyer Make-Well Agreement, which any of the ASB Parties now has, or may have had, from the beginning of the world to date.

4.           Releases by MEDOS Parties. Subject to the reservations set forth in Section 6 below, MEDOS, its current and former subsidiaries, affiliates, predecessor or successor corporations, including, for the avoidance of doubt, its wholly-owned subsidiary Gish Biomedical, Inc., and each of its and their respective current and former officers, directors, employees, agents, representatives, auditors, consultants, attorneys and assigns (the “MEDOS Parties”) hereby completely release and forever discharge each of the ASB Parties of and from any and all past, present or future claims, demands, obligations, actions, causes of action, orders, liens, judgments, executions, interest, damages, multiple damages, punitive damages, costs, legal or accounting fees, legal or accounting costs, expenses and compensation of any nature whatsoever, in law or in equity,  arising out of or in connection with the Purchase Agreement, the Escrow Agreement, the disbursement of the Escrow Fund or the Salyer Make-Well Agreement, which any of the MEDOS Parties now has, or may have had, from the beginning of the world to date.

5.           Scope of Releases. Each party further warrants, represents and agrees on behalf of itself and its predecessors or successors that it is, and undertakes that its current and former subsidiaries, affiliates, and each of its and their respective current and former officers, directors, employees, agents, representatives, auditors, consultants, attorneys and assigns are, fully aware of California Civil Code Section 1542, which provides as follows:

SEC. 1542.  GENERAL RELEASE.  A GENERAL RELEASE DOESNOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party on behalf of itself and its predecessor or successor corporations hereby waives and relinquishes, and undertakes that its current and former subsidiaries, affiliates, and each of its and their respective current and former officers, directors, employees, agents, representatives, auditors, consultants, attorneys and assigns hereby waive and relinquish, every right or benefit that it now has or may have had under Section 1542 to the full extent that it may lawfully waive such right or benefit with regard to the subject matter of this Agreement through and including the date of this Agreement.  In connection with such waiver and relinquishment, each party acknowledges that it is aware that it might later discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but that it is its intention hereby fully, finally and forever to settle and release all matters, known or unknown, suspected or unsuspected, which now exist, or previously existed between or among the parties to the extent described in Sections 3. and 4. above.  This Agreement is intended to be and is final and binding, regardless of any claims of misrepresentation, concealment of fact or mistake of law or fact, and shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.  In furtherance of such intention, the releases given pursuant to this Agreement shall be, and shall remain, in effect as a full and complete release, notwithstanding the discovery or existence of any such additional or different facts.

6.           Reservation of Rights.  Notwithstanding the provisions of Sections 3. and 4., nothing in this Agreement shall (a) be deemed as a release, waiver or modification of any of ASB’s obligations (or MEDOS’ obligations, rights and remedies) under the Purchase Agreement with respect to sections 3.3, 3.10, 10.2(h), 10.2(i) or 11 of the Purchase Agreement or any of the parties’ or Gish Biomedical, Inc.’s obligations, rights or remedies under that certain Indemnification Agreement dated as of June 30, 2007 or under the letter agreement, dated June 30, 2007 by and among ASB and Gish Biomedical, Inc., or under that certain License

Agreement, dated June 30, 2007, which provisions shall continue in full force and effect; or (b) preclude either party hereto from seeking to enforce the terms of this Agreement.

7.           Confidentiality.  Each party hereto agrees, for itself and its respective predecessors or successors, that they and their representatives shall maintain in the strictest confidence, and shall not disclose, all communications concerning, or the fact, terms and conditions of, this Agreement.  Disclosure of the fact and terms of this Agreement may only be made in the following circumstances: (a) to outside counsel, independent accountants and auditors and insurers for the parties (but only to the extent necessary and only upon receiving assurances that such information will be kept strictly confidential and not disclosed to any other person); (b) to the extent necessary to obtain the dismissal with prejudice of the Arbitration; (c) to the extent necessary to enforce the terms and conditions of this Agreement; or (d) to sastisfy any applicable disclosure requirements with which either party must comply, or to any other person as may be required by law, court process and/or at the request of a governmental,  regulatory or self-regulatory authority. Each party undertakes to take all reasonable and appropriate steps to ensure that its current and former subsidiaries, affiliates, and each of its and their respective current and former officers, directors, employees, agents, representatives, auditors, consultants, attorneys and assigns, adhere to this confidentiality obligation.

8.           Miscellaneous.

a.
It is expressly agreed by the parties that this Agreement is a compromise of  disputed claims and that the payments made hereunder are not be construed as an admission of liability or wrongdoing on the part of any of the other parties released, by whom liability is expressly denied.  The parties further agree that this Agreement shall not be admissible or offered or received into evidence in any suit, action or other proceeding except upon the written agreement of the affected parties or as may be necessary to enforce the terms of this Agreement.

b.
The parties acknowledge that in entering into this Agreement they are relying on their own judgment, belief, and knowledge as to all aspects of their claims or potential claims against one another, and that they are not relying on any representation or statement made to one another.

c.
It is further understood that this Agreement contains the entire agreement between the parties with regard to the matters set forth herein and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.  The consideration recited in this Agreement is the sole consideration for this Agreement and no representations, promises, or inducements have been made by or to the parties hereto, or any of their representatives, except as appear in this Agreement.  No modification, variation, amendment, or waiver of all or any portion of this Agreement shall be valid unless in writing and signed by both parties.  Failure of any party to insist on strict compliance with any term hereof shall not be a waiver of such term.

d.
The parties hereto each represents and warrants that the person signing this Agreement is duly authorized and empowered to sign this Agreement on its behalf and on behalf of its respective subsidiaries and affiliates, and that this Agreement is a lawful and binding obligation of the parties, their subsidiaries and affiliates. The parties hereby represent and warrant that no other person or entity has, or had, any interest in the claims, demands, obligations, or causes of action referred to in this Agreement except as otherwise set forth herein or provided by law; that the parties have the sole right and exclusive authority to execute this Agreement and receive the sums specified in it; and that no party has sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.

e.	This Agreement is to be governed by, and construed and enforced in accordance with, the laws of New York, without regard to its choice of law principles.

f.
If any clause or provision of this Agreement is determined to be illegal, invalid, or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.  It is the intention of the parties that if any such provision is held illegal, invalid, or unenforceable, there will be added in lieu thereof a provision, mutually agreeable to the parties, as similar in terms to that provision as is possible and be legal, valid, and enforceable.

g.
Before and at all times following the execution hereof, the parties to this Agreement agree to cause to be executed and delivered those documents and to do, or cause to be done, such other acts and things as might reasonably be requested to assure that the benefits of this Agreement are realized by the parties.

h.
Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys or others engaged by such party and their respective shares of any Arbitration-related fees and expenses incurred through the Effective Date) in connection with this Agreement.  In addition, the parties agree to pay their respective shares of any Arbitration-related fees that may be incurred following the Effective Date.

i.	This Agreement may be signed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement this 6th day of August 2009.

MEDOS Medizintechnik AG

By: /s/ Guido Bollou

AdvanSource Biomaterials Corporation

By: /s/ Michael F. Adams

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Exhibit A

Form of Promissory Note

$492,807                                                                                                           August 6, 2009

For value received, MEDOS Medizintechnik AG, a company organized under the laws of the Federal Republic of Germany, having its business address at Obere Steinfurt 8-10, 52222 Stolberg, Germany (“MEDOS”), hereby promises to pay to AdvanSource Biomaterials Corporation (“ASB), by wire transfer in accordance with the instructions attached to this Note, or to such other address as may be designated in writing by ASB, the original principal amount of Four Hundred Ninety Two Eight Hundred Seven Dollars ($492,807), together with interest in accordance with the schedule set forth below, in lawful money of the United States on or before February 1, 2010 (the “Maturity Date”).

MEDOS shall make the following payments to ASB, which payments shall be applied to reduce the amounts due under this Note:

On or before August 6, 2009, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $1334.69;

On or before September 1, 2009, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $ 1144.02;

On or before October 1, 2009, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $953.35;

On or before November 2, 2009, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $762.68;

On or before December 1, 2009, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $572;

On or before January 4, 2010, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $381.34; and

On or before the Maturity Date, MEDOS shall pay to ASB the principal amount of $70,401, together with interest in the amount of $190.67.

All payments made by MEDOS to ASB shall be in lawful money of the United States in immediately available funds.

Upon the occurrence of an Event of Default (as defined below) or after maturity or after judgment has been rendered on this Note, the unpaid principal balance of this Note shall be immediately due and payable, and shall bear interest at a rate which is equal to the lesser of (i) nine percent (9%) per annum or (ii) the maximum interest rate permitted by law (the “Default Rate”).

MEDOS further promises to pay to ASB, as incurred, and as an additional part of the unpaid principal balance, all reasonable costs, expenses and reasonable attorneys’ fees incurred (i) in the protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof, or (ii) with respect to any litigation or controversy arising from or connected with this Note or mortgage or security agreement or collateral which may now or hereafter secure this Note, or (iii) with respect to any act to protect, defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure this Note or with regard to or against MEDOS or any endorser, guarantor or surety of this Note.

The outstanding principal balance of this Note may be prepaid, in whole or in part, without any prepayment fee or premium, with interest at a rate per annum of 3.25% on the outstanding principal balance of this Note through the date of such prepayment, such interest to be computed on the basis of actual days elapsed.

The failure to make any payment of principal or interest or any other amount due under this Note within ten (10) days of when the same shall be due and payable, or the initiation of insolvency or bankruptcy proceedings by or against MEDOS or any subsidiary or affiliate of MEDOS shall be deemed an “Event of Default”.

MEDOS agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right.  The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between MEDOS and ASB.

MEDOS further agrees that it shall have no lien or right of setoff against any amounts due to ASB under this Note for any claims it may have or assert in the future against ASB.

MEDOS hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note; and MEDOS hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

If any provision of this Note shall, any extent be held invalid or unenforceable, then only such provisions shall be deemed ineffective and the remainder of this Note shall not be affected.

The liabilities of MEDOS and any endorser or guarantor of this Note are joint and several; provided, however, that the release by ASB of MEDOS or any one or more endorser or guarantor shall not release any other person obligated on account of this Note.

MEDOS AND ASB MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

MEDOS hereby agrees that the United States District Court for the Southern District of New York or, if jurisdiction shall not be had there, the Supreme Court of the State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between MEDOS and any endorser or guarantor, on one hand, and ASB on the other hand, pertaining directly or indirectly to this Note or to any matter arising in connection with this Note.  MEDOS (and any such endorser or guarantor) expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may made by registered or certified mail addressed to MEDOS at the address set forth herein.  Should MEDOS (or any such endorser or guarantor) fail to appear or answer any summons, complaint, process or papers so served with in thirty (30) days after the mailing thereof, it shall be deemed in default and an order and/or jurisdiction may be entered against it as demanded or prayed for in such summons, complaint, process or papers.  The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Note to enforce the same in any appropriate jurisdiction.

This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the State of New York.

MEDOS Medizintechnik AG                                                                                     Witness

By: /s/ Guido Bollou

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Exhibit B

[ASB Wire Instructions]

Citizens Bank- AdvanSource Biomaterials Corporation
Routing number is 211070175
Account number is 1133243301

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Exhibit C

[STIPULATION OF DISCONTINUANCE WITH PREJUDICE]
FK1 62575.7 780009 000001 11.07.2009 08:17pm

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